Exhibit 10.4



                                CREDIT AGREEMENT


     THIS  AGREEMENT  is  dated  as  of December 28, 2005, by and among Stanford
International Bank, Ltd., an Antiguan banking corporation ("Stanford"), and Tierra Del Sol Resort Inc., a Florida corporation ("Borrower").

     WHEREAS, Borrower and certain of its affiliates (collectively, the "TDS Group") wish to construct a two-phase residential development (the "Project") on a certain parcel of real property owned in the name of Borrower, consisting of approximately 122 acres located on U.S. Highway 27 approximately three miles north of Interstate 4 in Polk County, Florida (the "Property"); and

     WHEREAS, KeyBank National Association, a national banking association ("Key"), has agreed to provide construction and other financing for the Project pursuant to certain agreements of even date herewith between Key and the TDS Group (collectively, the "Loan Documents"); and

     WHEREAS,  it is a condition of the Loan Documents that the TDS Group either
(i) provide certain irrevocable standby letters of credit for the Project issued or confirmed by a first-class bank in stated amounts of $4,000,000 and $2,000,000, respectively, and invest $2,100,000 cash in the Project or (ii) invest $8,100,000 cash in the Project; and

     WHEREAS, Stanford is willing to provide the required letters of credit and to loan the required $2,100,000 pursuant to the terms and conditions hereof, and Borrower is agreeable to same.

     NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the foregoing recitals are true and correct and further agree as follows:

     1. Immediately upon the execution of this Agreement, Stanford shall cause to be issued by Toronto Dominion Bank in favor of Key a 24-month irrevocable standby letter of credit in the stated amount of $4,000,000 in the form attached as Exhibit "A" ("LC 1") and a 12-month irrevocable standby letter of credit in the stated amount of $2,000,000 in the form attached as Exhibit "B" ("LC 2") (LC 1 and LC 2 are each referred to as an "LC" and collectively as the "LCs").

     2. Each LC may be terminated before its expiration only upon delivery to Stanford of written notice from Key to the effect that the LC may be terminated.

     3. For so long as each LC is outstanding, Borrower shall pay to Stanford a monthly fee equal to 1% of the stated amount of the LC (the "Basic LC Fee"). The Basic LC Fee for each LC shall be payable in arrears on the 28th day of each month while the LC is outstanding, with the first Basic LC Fees being due on January 28, 2006. In addition, immediately upon expiration or the earlier termination of each LC, Borrower shall pay to Stanford an additional fee (the

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"Additional  LC Fee") equal to three percent of the initial stated amount of the
LC, provided that the Additional LC Fee is paid within six months of the date of this Agreement. The Additional LC Fee shall increase by one percentage point for each month in which the LC is outstanding after six months, effective June 29, 2006, and the 29th day of each month thereafter. For example, if LC 1 is terminated on August 15, 2006, then the Additional LC Fee payable with respect to LC 1 shall be $200,000 (five percent of the $4,000,000 initial stated amount). Hereafter the Basic LC Fees and the Additional LC Fees are referred to collectively as the "LC Fees." All past due LC Fees shall accrue interest at an annual rate of 12%.

     4. The Borrower shall cause all deposits made after the date hereof by purchasers of the 18 currently unsold Project townhouse units to be paid to Key immediately upon receipt to the extent permitted by law.

     5. Immediately upon the execution of this Agreement, Stanford shall loan $2,100,000 to Borrower by delivering the funds to Key on behalf of Borrower (the "Stanford Loan"). In consideration of the Stanford Loan, Borrower shall execute and deliver in favor of Stanford a promissory note in the form attached as Exhibit "C," with a two-year term and a principal amount of $2,100,000 bearing interest at an annual rate of 12%, payable monthly in arrears on the 28th day of each month, with the first payment due and payable on January 28, 2006 (the "Note"). Immediately upon the earlier of maturity of the Note or payment in full of the Note, the Borrower shall pay to Stanford a fee (the "Loan Fee") equal to three percent of the Stanford Loan amount, plus one percentage point for each month in which the Note is outstanding after six months, effective June 29, 2006, and the 29th day of each month thereafter. For example, if the Note is paid in full on September 18, 2006, then the Loan Fee payable shall be $126,000 (six percent of the Stanford Loan amount). If the Loan Fee is not timely paid, then the amount due shall accrue interest at a rate of 12% per year. Notwithstanding the foregoing, no Loan Fee shall be due in the event that the
Note is paid in full on or before January 11, 2006.

     6. Borrower shall immediately reimburse to Stanford the full amount of each drawing on an LC (a "Drawing"). Any outstanding unreimbursed Drawings shall be repaid with accrued interest at a rate of 12% per year.

     7. In order to secure its obligations to pay the LC Fees, the Note, the Loan Fees and the Drawings with interest (collectively, the "New Obligations"), and in order to secure payment of all amounts due now and hereafter on the $6,000,000 promissory note dated as of December 18, 2003, issued by Borrower's parent company American Leisure Holdings, Inc., a Nevada corporation ("AMLH") in favor of Stanford Venture Capital Holdings, Inc., which is now held by Stanford (the "2003 Note") Borrower shall cause the following to occur as of the date hereof:

          a. All of the limited partner interests in LP 1 and LP 2 shall be pledged by Borrower to Stanford to secure payment of the 2003 Note pursuant to pledge agreements in form and substance satisfactory to Stanford (the "Pledge Agreements").

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          b.  Borrower's  affiliates  West Villas, Inc., Orlando Tennis Village,
     Inc., and Maingate Towers, Inc., all Florida corporations (collectively the "Bella Citta Companies") shall execute and deliver to Stanford a first mortgage on a 40-acre parcel of real property adjacent to the Property (the "Bella Citta Property"), in form and substance acceptable to Stanford securing payment of the New Obligations and the 2003 Note (the "Mortgage"); provided, however, that the Mortgage shall be released in the event that the LCs are released and the New Obligations are paid in full (notwithstanding that the 2003 Note remains unsatisfied).

          c. AMLH and AMLH's Chairman, Malcolm Wright, and the Bella Cita Companies shall unconditionally guarantee payment of the New Obligations pursuant to the execution and delivery of a Guaranty in form and substance acceptable to Stanford.

     8. Each of the following shall constitute an "Event of Default" hereunder:

          a. Any Drawing on an LC.

          b. Any failure by Borrower to make a payment required hereunder when and as due or any material breach of a non-monetary obligation of this Agreement by Borrower, provided that such non-monetary breach is not cured within 5 days of written notice from Stanford to Borrower.

          c. Any event of default under the Note, the 2003 Note, the Mortgage or either of the Pledge Agreements.

     9. Immediately upon the occurrence of an Event of Default, in addition to exercising its rights relating to the collateral described in Section 7 above, Stanford shall be entitled for 30 days following such occurrence to purchase, directly or through its affiliates, any and all unsold units in the Project at a price equal to the developer's cost to the extent permitted by Key.

     10. Immediately upon the execution of this Agreement, Borrower shall cause AMLH to issue to Stanford and/or or its designees five-year warrants to purchase
(i) 308,000 shares of AMLH's common stock at an exercise price of $5.00 per share; and (ii) 154,000 shares of AMLH's common stock at an exercise price of $.001 per share, all in form and substance acceptable to Stanford and accompanied by a registration rights agreement in form and substance acceptable to Stanford. In addition, immediately upon the execution of this Agreement, Stanford will cause Stanford Venture Capital Holdings, Inc. to release its mortgage on the Property, and Borrower shall cause Tierra Del Sol Resort (Phase
1), Ltd., and Tierra Del Sol Resort (Phase 2), Ltd., both Florida limited partnerships (the "Partnerships") to issue to Stanford and/or its designees warrants to purchase limited partner interests in the Partnerships representing an aggregate 2% Partnership Percentage (as defined in the Partnerships' partnership agreements) at an aggregate exercise price of $200, all in form and substance acceptable to Stanford.

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     11.  Immediately  upon  the execution of this Agreement, Borrower shall pay and/or reimburse Stanford for all reasonable expenses incurred by Stanford in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, attorneys' fees and expenses and title insurance premiums.

     12. Immediately upon the execution of this Agreement, Borrower's counsel shall deliver to Stanford an opinion in form and substance acceptable to Stanford, confirming the enforceability of this Agreement and the transactions contemplated hereby, and Borrower shall provide or cause its affiliates to provide such other documents as Stanford may reasonably request.

     13. This Agreement shall be governed by Florida law and shall be binding upon the parties and their respective heirs, successors and assigns. In the event of litigation arising under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorneys' fees and expenses incurred in connection with such litigation at all levels, including before the filing of suit.







                                           STANFORD INTERNATIONAL BANK,
                                           LTD.

                                           By:
                                              -------------------------

                                           TIERRA DEL SOL RESORT, INC.

                                           By: /s/ Malcolm J. Wright
                                              -------------------------

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